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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

GENERAL CABLE CORPORATION

We consent to the incorporation by reference in Registration Statement Nos. 333-28965, 333-31865, 333-31867, 333-31869, 333-31871, 333-89629, 333-51812,
333-51818,  333-51822,  333-58792 and 333-125190 on Form S-8 and  Post-effective
Amendment No. 1 to Registration Statement No. 333-59125 on Form S-8 of our reports dated March 15, 2006, relating to the financial statements and financial statement schedule of General Cable Corporation and management's report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of General Cable Corporation for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

Cincinnati, Ohio
March 15, 2006